PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

          1.   IDENTIFICATION OF PARTIES.

          THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW
INSTRUCTIONS (this "Agreement") is entered into as of March 12, 1997, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Purchaser"), and QRE HOLDING COMPANY, a California corporation ("Seller").

          2.   DESCRIPTION OF THE PROPERTY.

          Seller hereby agrees to sell, assign and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of Seller's right, title and interest in and to the following:

          (a) That certain real property located at 15060 Ventura Boulevard, in the City of Los Angeles, County of Los Angeles, State of California, more particularly described on Exhibit A attached hereto and incorporated herein by this reference (the "Land"), together with any improvements located thereon (the "Improvements");

          (b) All of Seller's interest as lessor in all leases covering the Land and Improvements (said leases, together with any and all amendments, modifications or supplements thereto, are hereinafter referred to collectively as the "Leases" and are identified on the Schedule of Leases attached hereto as Exhibit B);

          (c) All rights, privileges, easements and appurtenances to the Land and the Improvements, if any, including, without limitation, all of Seller's right, title and interest, if any, in and to all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements and appurtenances (including, without limitation, Seller's interest as lessor under the Leases) are sometimes collectively hereinafter referred to as the "Real Property");

          (d) All tangible personal property and fixtures located now or at the Closing on or about the Land or Improvements or attached or appurtenant thereto or used in connection with the operation thereof, but excluding: (i) tangible personal property owned by tenants under Leases in their capacity as tenants, and
     (ii) all other tangible personal property and fixtures located on or about the Land or Improvements which are not owned by Seller. (The tangible personal property and fixtures described in the preceding sentence is referred to in this Agreement as the "Personal Property"); and

          (e) All non-exclusive trademarks and trade names (if any) used or useful in connection with the Real Property, but only to the extent that the same are not trademarks or trade names of Seller or any of Seller's affiliated companies (collectively, the "Trade Names"), together with Seller's interest (if any) in and to any service contracts, utility contracts, telephone exchange numbers, advertising materials, guarantees, licenses, approvals, certificates, plans and specifications, permits, governmental approvals and development rights, and warranties relating to the Property, to the extent assignable (collectively, the "Intangible Property"). (The Real Property, the Personal Property, the Trade Names and the Intangible Property are sometimes collectively hereinafter referred to as the "Property").

          3.   THE PURCHASE PRICE.

               The purchase price for the Property is Six Million Six Hundred Fifty and no/100s Dollars ($6,650,000.00) (the "Purchase Price") and shall be paid to Seller by Purchaser at the Closing (as that term is defined in Section 15 below) as follows:

          (a) Within two (2) business days after execution of this Agreement by all parties, Purchaser shall deposit in escrow with Commonwealth Land Title Company, 888 West Sixth Street, 4th Floor, Los Angeles, California 90017 ("Escrow Company") an earnest money deposit in immediately available funds in the amount of One Hundred Thousand and no/100s Dollars ($100,000.00) (the "Deposit"). The Deposit paid by Purchaser pursuant to the terms hereof shall be held by Escrow Company in an interest bearing account insured by the federal government in an institution as directed by Purchaser and reasonably acceptable to Seller. In the event the purchase and sale of the Property is consummated as contemplated hereunder, the Deposit plus all interest accrued thereon shall be paid to Seller and credited against the Purchase Price. In the event the purchase and sale of the Property is not consummated because of the failure of any Purchaser's Condition Precedent (as defined in Section 10 below) or any other reason except for a default under this Agreement on the part of Purchaser, the Deposit plus all interest accrued thereon shall be immediately refunded to Purchaser. In the event the purchase and sale of the Property is not consummated because of a default under this Agreement on the part of Purchaser, the Deposit plus all interest accrued thereon shall be paid to and retained by Seller pursuant to Section 18(b) below.

          (b) The balance of the Purchase Price over and above the amount paid by or credited to Purchaser pursuant to Section 3(a) above shall be paid to Seller by wire transfer of immediately available funds at the Closing, net of all prorations as provided herein.

          4.   TITLE.

          (a) Seller has obtained from Commonwealth Land Title Company, 888 West Sixth Street, Los Angeles, California 90017 ("Title Company"), and Purchaser acknowledges receipt of, a preliminary title report dated February 6, 1997, Order No. 1704096-27, pertaining to the Real Property (the "PTR"), together with copies of all documents relating to the title exceptions referred to in such PTR. Purchaser acknowledges receipt of the PTR and the title exceptions referred to therein.

          (b) Purchaser elects to obtain an ALTA extended coverage policy of title insurance. Purchaser shall obtain an updated survey of the Real Property (the "Survey"), a copy of which shall be promptly delivered to Seller and Title Company. The Survey shall be sufficient to enable Title Company at the Closing to issue an ALTA extended owner's policy of title insurance (with mechanic's lien coverage), and shall be certified to Purchaser and Title Company. Seller shall pay for the Survey. At Closing, Purchaser shall pay Seller Three Thousand and no/100s Dollars ($3,000.00) towards the cost of the Survey.

          (c) As soon as possible after the execution of this Agreement, Purchaser shall confer with the Title Company and attempt to resolve title matters which Purchaser might otherwise disapprove. Within three (3) business days after Purchaser receives the Survey, Purchaser shall notify Seller in writing of any title exceptions identified in the PTR (other than exceptions ("Survey Exceptions") which are listed in any amendment or supplement thereof as a result of the Survey and were not listed in the February 6, 1997 PTR) which Purchaser disapproves. Within three (3) business days after Purchaser receives the Survey, Purchaser shall notify Seller in writing of any Survey Exceptions which Purchaser disapproves. Any exception not disapproved in writing by the applicable date shall be deemed approved by Purchaser, and shall constitute a "Permitted Exception" hereunder. Purchaser and Seller hereby agree that (i) all non-delinquent property taxes and assessments, except for the lien of supplemental taxes which are due as a result of an event occurring prior to the Closing, (ii) the rights of the tenants under the Leases, and (iii) all matters created by or on behalf of Purchaser, including, without limitation, any documents or instruments to be recorded as part of any financing for the acquisition of the Property by Purchaser, shall constitute
     "Permitted Exceptions." No more than two (2) business days after Purchaser notifies Seller of any disapproved title exceptions, Seller shall notify Purchaser in writing of any disapproved title exceptions which Seller is unable or unwilling to cause to be removed or insured against prior to or at Closing and, with respect to such exceptions, Purchaser then shall elect, by giving written notice to Seller and Escrow Company within one (1) business day thereafter, (x) to terminate this Agreement, or (y) to waive its disapproval of such exceptions, in which case such exceptions shall then be deemed to be Permitted Exceptions.
     Purchaser's failure to give such notice shall be deemed an election to waive the disapproval of any such exception. In the event Purchaser elects to terminate this Agreement in accordance with clause (x) above, the Deposit, plus all interest accrued thereon, shall be immediately refunded to Purchaser; provided, however, that Purchaser and Seller each shall be responsible for one-half of any title or escrow cancellation fees.
     Notwithstanding anything to the contrary contained herein, Seller shall cause all mortgages, deeds of trust and monetary liens
     (including liens for delinquent or supplemental taxes as set forth above, mechanic's liens and judgement liens) affecting the Property as may be shown in the PTR or any update thereof
     (including the title policy to be issued to Purchaser at the Closing), and all indebtedness secured thereby (collectively, "Monetary Liens") to be fully satisfied, released and discharged of record on or prior to the Closing. If any Monetary Liens remain at the Closing, then Purchaser shall be entitled to offset against the Purchase Price and receive a credit in Escrow for the amounts expended to discharge the same, provided that before discharging any Monetary Lien, Purchaser shall give Seller written notice and reasonable opportunity to cause any such lien to be released or discharged of record (including, without limitation, by posting of a bond in accordance with Civil Code ss.
     3143).

          (d) At Purchaser's request, upon prior arrangement with Seller, at any time during reasonable business hours within one
     (1) year after the Closing, Seller shall, at Purchaser's expense, provide to Purchaser's designated independent auditor, access to the books and records of the Property, regarding the period for which Purchaser is required by applicable rules or regulations of the Securities Exchange Commission to have audited financial statements prepared with respect to the Property, to the extent that such books, records and related information are in the Seller's possession or control and relate to the period during which Seller held title to the Property; provided however, such books and records shall not include Internal Analyses (as defined in Section 5(c)), and Seller shall not be deemed to make any representations or warranties of any kind regarding the accuracy or thoroughness of such books and records. Seller further agrees to provide to Purchaser's designated auditor a letter in the form of Exhibit L.

          5.   INSPECTION.

          (a) As used in this Agreement, the term "Due Diligence Period" shall mean the period from the date hereof until 5:00 p.m. Los Angeles, California time on March 24, 1997. During the Due Diligence Period, and with reasonable advance notice to Seller, Purchaser, its agents and representatives shall be entitled to enter onto the Real Property during reasonable business hours (subject to the rights of tenants in possession) to perform inspections and tests of the Property and the structural and mechanical systems within any Improvements; provided, however, that in no event shall (i) such inspections or tests disrupt or disturb the on-going operation of the Property or the rights of the tenants at the Property, or (ii) Purchaser or its agents or representatives drill or bore on or through the surface of the Property without Seller's prior written consent, which consent may be given or withheld in Seller's sole and absolute discretion. After making such tests and inspections, Purchaser agrees to promptly restore the Property to its condition prior to such tests and inspections (which obligation shall survive for one (1) year after the Closing or any termination of this Agreement). Prior to Purchaser entering the Property to conduct the inspections and tests described above, Purchaser shall obtain and maintain, and shall cause each of its contractors and agents to maintain (and shall deliver to Seller evidence thereof), at Purchaser's sole cost and expense, general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of One Million and no/100s Dollars ($1,000,000.00) combined single limit for personal injury and property damage per occurrence, such policies to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections and tests.

          (b) Purchaser agrees to keep the Property free from all liens and to indemnify, defend, and hold harmless Seller, and Seller's officers, directors, shareholders, beneficiaries, partners, agents, employees and attorneys, and their respective successors and assigns, from and against all claims, actions, losses, liabilities, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees and costs) incurred, suffered by, or claimed against Seller by reason of personal injury, bodily injury, property damage or mechanics' or materialmens' liens caused by Purchaser and/or its agents, employees or contractors in exercising its rights under this
     Section 5. This indemnity shall survive the Closing or any termination of this Agreement.

          (c) During the Due Diligence Period and with reasonable advance notice to Seller, Purchaser, its agents and repre-sentatives shall be entitled to inspect, during Seller's regular business hours, material documents, if any, relating to the Property in the possession or control of Seller or Seller's property manager (provided, however, that, except as expressly set forth herein, Seller makes no representations or warranties of any kind regarding the accuracy or thoroughness of the information contained in such documents), excluding, however, Seller's internal appraisals and economic evaluations of the Property and reports regarding the Property prepared by Seller, Trust Company of the West, Westmark Realty Advisors L.L.C. and/or TCW Realty Advisors solely for internal use or for the information of the investors in Seller (collectively, "Internal Analyses").

          6.   REPRESENTATIONS AND WARRANTIES OF SELLER.

          Seller represents and warrants to Purchaser that the following matters are true and correct as of the execution of this Agreement and will also be true and correct as of the Closing:

          (a) Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of California.

          (b) This Agreement is, and all the documents executed by Seller which are to be delivered to Purchaser at the Closing will be, duly authorized, executed, and delivered by Seller, and is and will be legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally), and does not and will not violate any provisions of any agreement to which Seller is a party or to which it is subject.

          (c) Except as set forth in the materials delivered to Purchaser pursuant to Section 8 below or as otherwise disclosed in writing by Seller to Purchaser prior to the end of the Due Diligence Period, to Seller's actual knowledge, there are no pending or threatened legal proceedings or administrative actions of any kind or character adversely affecting the Property or Seller's interest therein.

          (d) Except as set forth in the materials delivered to Purchaser pursuant to Section 8 below, or as otherwise disclosed in writing by Seller to Purchaser prior to the end of the Due Diligence Period, Seller has received no written notice from any city, county, state or other government authority of any violation of any statute, ordinance, regulation, or administrative or judicial order or holding, whether or not appearing in public records, with respect to the Property, which violation has not been corrected.

          (e) Except as set forth in the materials delivered to Purchaser pursuant to Section 8 below, or as otherwise disclosed in writing by Seller to Purchaser prior to the end of the Due Diligence Period, Seller has received no written notice from any city, county, state or other government authority (i) of any order or directive requiring any work of repair, maintenance or improvement be performed on the Property, or (ii) relating to defects in the Improvements or relating to noncompliance with any applicable building code or restriction that has not been corrected, or relating to any threat of impending condemnation.

          (f) Except as set forth in the materials delivered to Purchaser pursuant to Section 8 below, or as otherwise disclosed in writing by Seller to Purchaser prior to the end of the Due Diligence Period, Seller has received no written notice from governmental authorities that (i) the Property is in violation of any federal, state and local laws, ordinances and regulations applicable to the Property with respect to hazardous or toxic substances or industrial hygiene (collectively, "Environmental Laws"), which violation has not been corrected, or (ii) past or current tenants of all or any portion of the Property have owned, used, generated, manufactured, stored, handled, released or disposed of any hazardous or toxic substances on the Property in violation of applicable Environmental Laws. Notwithstanding the foregoing representations and warranties, the acts, if any, of Seller's past or current tenants shall not be imputed to Seller.

          (g) To the best of Seller's knowledge, and except as set forth in the tenant estoppel certificates delivered to Purchaser pursuant to Section 10(a) below or as otherwise specifically disclosed in writing to Purchaser prior to the end of the Due Diligence Period, there is no current default in the performance of the obligations of any party under the Leases.

          (h) Except as set forth in the tenant estoppel certificates delivered to Purchaser pursuant to Section 10(a) below or as otherwise specifically disclosed in writing to Purchaser prior to the end of the Due Diligence Period: (i) the Leases are in full force and effect, (ii) the copies of the Leases given to Purchaser by Seller are true and complete copies of the Leases, (iii) the term of the Leases and obligation to pay rent thereunder has commenced, (iv) to Seller's actual knowledge, the tenants thereunder are in possession and occupancy thereof,
     (v) no rebates, rental concessions, free rent periods, credits, setoffs or rent reductions relating to any period after the Closing have given by Seller, (vi) no tenant is affiliated with Seller, and (vii) Seller has not entered into any modifications of the Leases. There are no outstanding assignments by Seller of Seller's interest in the Leases.

          (i) To the best of Seller's knowledge, except as disclosed in writing to Purchaser prior to the end of the Due Diligence, there are no management, employee, maintenance, operating, service or other contracts or arrangements of a similar nature affecting the Property which would be binding on Purchaser subsequent to the Closing, other than those delivered to Purchaser pursuant to Section 8 hereof. The copies of the documents and materials delivered to Purchaser by Seller pursuant to Section 8 hereof constitute true and complete copies of such documents in effect on the date hereof, except as otherwise noted in such documents and materials. As of the date hereof, Seller has neither sent nor received written notice declaring a default or breach under any such documents or materials, which has not been subsequently cured, except as disclosed in such documents or materials and except for claims which Seller has or may have against its insurers or others relating to or arising out of the January 17, 1994 earthquake (the "Earthquake Claims"), which Earthquake Claims Seller hereby expressly reserves and are not being transferred to Purchaser.

          (j) Except as set forth in the tenant estoppel certificates delivered to Purchaser pursuant to Section 10(a) below or as otherwise specifically disclosed in writing to Purchaser prior to the end of the Due Diligence Period, the Rent Roll (as defined in Section 8) is true and correct, and sets forth all Leases, and amendments or modifications thereof which would be binding on Purchaser subsequent to Closing.

          (k) Except as set forth in the tenant estoppel certificates delivered to Purchaser pursuant to Section 10(a) below or as otherwise specifically disclosed in writing to Purchaser prior to the end of the Due Diligence Period, to the best of Seller's knowledge, there are no assignments or subleases of any of the Leases.

          (l) The inventory of Personal Property delivered pursuant to Section 8 is true and correct in all material respects.

          As used in this Agreement, (x) the phrase "to Seller's actual knowledge" or words of similar import shall mean the actual
(and not constructive or imputed) knowledge, without independent investigation or inquiry, of William K. Krauch, the Portfolio Manager, and Andrew Pellman, Asset Manager, and (y) the phrase "to the best of Seller's knowledge" shall mean the actual knowledge, after reasonable investigation and inquiry (but not constructive or imputed knowledge) of William K. Krauch and Andrew Pellman, and Seller represents s of this Agreement, unless otherwise specifically provided.

          (k) This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          (l) If any action is brought by either party against the other party, relating to or arising out of this Agreement, the transaction described herein or the enforcement hereof, the prevailing party shall be entitled to recover from the other par-ty reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action. For purposes of this Agreement, the term "attorneys' fees" or "attorneys' fees and costs" shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 21(l) shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

          (m) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and to their respective transferees, successors, and assigns. Neither this Agreement nor any of the rights or obligations of Seller or Purchaser hereunder shall be transferred or assigned by Seller or Purchaser without the prior written consent of the non-assigning party.

          (n) Exhibits A through L, inclusive, attached hereto are incorporated herein by reference.

          (o) Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, or to render either party liable for any of the debts or obligations of the other, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

          (p) This Agreement shall not be recorded or filed in the public land or other public records of any jurisdiction by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

          (q) Each party agrees that, except as otherwise set forth in this Agreement or provided by law or unless compelled by an order of a court, it shall keep the contents of this Agreement and any information related to the transaction contemplated hereby confidential (except that Purchaser may disclose such matters in accordance with the provisions of Section 9 above) and further agrees to refrain from generating or participating in any publicity statement, press release, or other public notice regarding this transaction without the prior written consent of the other party unless required under applicable law or by a court order. The provisions of this Section 21(q) shall survive the Closing or any termination of this Agreement and shall not be merged into any instrument or conveyance delivered at the Closing.

          (r) Seller and Purchaser agree that it is their specific intent that no broker shall be a party to or a third party beneficiary of this Agreement or the escrow; and further that the consent of a broker shall not be necessary to any agreement, amendment, or document with respect to the transaction contemplated by this Agreement.

          (s) In the event that any of the dates specified in this Agreement shall fall on a Saturday, a Sunday, or a holiday, then the date of such action shall be deemed to be extended to the next business day.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

SELLER:        QRE HOLDING COMPANY,
               a California corporation

               By:/s/ William K. Krauch
                    Its Authorized Signatory

               By:/s/ Stanton H. Zarrow
                    Its Authorized Signatory





PURCHASER:     ARDEN REALTY LIMITED PARTNERSHIP,
               a Maryland limited partnership

               By:  ARDEN REALTY GROUP,  INC.,
                    a Maryland corporation,
                    as General Partner

                    By:/s/ Richard S. Ziman
                    Its: Chairman and CEO